U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 22, 2004

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)

On November 17, 2004, the audit committee of the board of directors concluded that certain previously issued financial statements should no longer be relied upon because of errors in such financial statements. As a result of such errors, financial statements for the years ended December 31, 2001, 2002 and 2003, the quarter ended March 31, 2004, and the quarter ended June 30, 2004 will be restated.

The errors relate to the accounting treatment for many of the Company’s leases with rent escalation provisions, which was reevaluated in the course of a continuing review by the Company and its independent registered public accountants. Certain leases that have been accounted for previously as operating leases should instead be accounted for as capital leases. In addition, the accounting for some leases that continue to be treated as operating leases should be changed to accrue total rent expense on a straight line basis over the lease term rather than recording actual rent paid under these leases.

These changes relating to its lease accounting are due to a reexamination of existing leases and the application of complex accounting rules. It is not the result of the discovery of new facts or information. The application of these accounting rules does not affect the revenues or non-property expenses of the communities themselves nor does it affect the Company's consolidated cash flow.

Based on a preliminary analysis, these accounting changes, as well as additional accounting changes described below, could increase property-related expenses in the range of $15 million to $18 million for 2004 and $20 million to $24 million for 2005. The effects of the accounting change decline after 2005. Since many of the affected leases commenced September 30, 2003 and thereafter, the effect on 2003 would range from $5 million to $7 million and earlier periods would be less affected. Because of ongoing review and analysis, these figures could change.

Although the foregoing accounting changes result in the most significant impact on the Company's financial statements, there are other changes in accounting for its leases. As previously announced on November 12, 2004, a sale-leaseback transaction relating to four communities will be accounted for as a financing rather than under sale-leaseback accounting because the Company has continuing involvement in the communities. A sale-leaseback transaction relating to an additional 11 leases completed in July 2004 will also be accounted for as a financing due to continuing involvement and will be included in the Company's third quarter financial statements.

Other details of the accounting changes are set forth in the press release referred to below.

The Audit Committee of the Board of Directors has thoroughly discussed with the Company’s independent accountant the matters disclosed in the filing pursuant to this Item 4.02(a).

On November 22, 2004, we issued a press release announcing the restatement of our financial results for 2003 and 2004. A copy of the press release is furnished as Exhibit 99.1 to this report.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EMERITUS CORPORATION

By:	/s/ Raymond R. Brandstrom
Raymond R. Brandstrom
Vice President of Finance, Chief Financial Officer
and Secretary

Dated: November 23, 2004

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